Exhibit 10.67

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of November 14, 2022, by and between SANUWAVE Health, Inc., a corporation organized under the laws of Nevada (the “Company”), and the purchasers identified on the signature pages hereto (including their successors and permitted assigns, the “Purchasers,” and each, a “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined herein), and/or Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company, as more fully described in this Agreement (the “Offering”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.8.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning ascribed to such term in Section 2.1.

“Closing Date” shall have the meaning ascribed to such term in Section 2.1.

“Closing Statement” means the Closing Statement in the form of Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Company’s Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Conversion Price” shall have the meaning ascribed to such term in the Note.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion or redemption of a Note and issued and issuable in lieu of the cash payment of interest on a Note in accordance with the terms of such Note.

“Disqualifying Event” shall have the meaning ascribed to such term in Section 3.1(dd).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan or agreement duly adopted for such purpose by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose consistent with past practices, (b) securities upon the exercise, exchange or conversion of the Notes or Warrants issued hereunder and/or other securities, options, warrants, convertible securities or other rights to acquire, exercisable or exchangeable for or convertible into, shares of Common Stock, in each case that are issued and outstanding on the date of this Agreement and are described in the SEC Reports, (c) securities issued pursuant to acquisitions of companies, assets or intellectual property (or licensing of assets or intellectual property) or strategic transactions approved by a majority of the disinterested directors of the Company, if any, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company, a university or other non-financial institution and in which the Company receives benefits in addition to the investment of funds but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) securities issued or issuable in exchange for consideration other than cash in connection with any other transaction that is not for the primary purpose of financing the Company’s business, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (e) securities issued or issuable to the Purchasers or their permitted assigns pursuant to this Agreement, the Notes, the Warrants or other Transaction Documents, or upon conversion or exchange of any such securities, and (f) shares of Common Stock issued as compensation to advisors of the Company in an amount not to exceed an aggregate amount of 1.5% of the outstanding Common Stock of the Company over any two year period.

“Faegre Drinker” means Faegre Drinker Biddle & Reath LLP, with offices located at 2200 Wells Fargo Center, 90 S. Seventh Street, Minneapolis, Minnesota 55402.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(ee).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.2(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Agreements” shall have the meaning ascribed to such term in Section 4.20.

“Lock-Up Period” shall have the meaning ascribed to such term in Section 4.20.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.15.

“Notes” means the Future Advance Convertible Promissory Notes due in accordance with their terms, issued by the Company to each Purchaser hereunder, in the form of Exhibit A attached hereto.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.11.

“Registration Rights Agreement” means the registration rights agreement, in the form of Exhibit B attached hereto.

“Registration Statement” shall have the meaning ascribed to such term in Section 4.18.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, 200% of the maximum aggregate number of shares of Common Stock then potentially issuable in the future pursuant to the Transaction Documents, including Warrant Shares issuable upon exercise of the Warrants and Conversion Shares issuable upon conversion in full of the Notes (including Conversion Shares issuable as payment of interest on the Notes), ignoring any conversion or exercise limits set forth therein.

“Reverse Stock Split” means the Company’s commitment to reduce its outstanding authorized and unissued shares of Common Stock via a reverse stock split to provide a number of authorized and unissued shares of Common Stock sufficient to permit the issuance of the Conversion Shares, the Warrant Shares and shares of Common Stock underlying all other outstanding securities convertible into or exercisable for shares of Common Stock no later than December 31, 2022.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Secretary’s Certificate” shall have the meaning ascribed to such term in Section 2.2(a)(viii).

“Securities” means the Notes, the Warrants, the Warrant Shares and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the security agreement in substantially the form of Exhibit D attached hereto.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subordination Agreement” means the subordination agreement in substantially the form of Exhibit E attached hereto.

“Subscription Amount” means the aggregate amount to be paid for the Notes and Warrants purchased hereunder as specified below each Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Notes, the Security Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder and thereunder.

“Transfer Agent” means Action Stock Transfer Corporation, the current transfer agent of the Company with a mailing address of 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121, and any successor transfer agent of the Company.

“Transfer Agent Instructions” shall mean the instructions attached hereto as Exhibit F.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Pink (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. The purchase and sale of the Notes and the Warrants by the Company to the Purchasers shall occur at one closing of the Offering (a “Closing” and the date of such Closing, the “Closing Date”) to occur on or about November 14, 2022. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and each Purchaser agrees to purchase, a Note in a principal amount equal to its Subscription Amount, with interest on the outstanding principal amount payable at the rate of 15% per annum, compounded annually, and Warrants as determined pursuant to Section 2.2(a). Each Purchaser shall deliver to the Company, via wire transfer on the Closing Date, immediately available funds equal to its initial disbursement of its Subscription Amount as set forth on Schedule A to its Note, and the Company shall deliver to each Purchaser its Note and Warrants, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the initial Closing shall occur at the offices of Faegre Drinker or such other location as the parties hereto shall mutually agree.

2.2 Deliveries.

(a)	On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)	this Agreement duly executed by the Company;

(ii)	the Registration Rights Agreement duly executed by the Company;

(iii)	Notes with an aggregate principal amount of up to $16,153,594, registered in the name of each Purchaser;

(iv)	the Transfer Agent Instructions duly executed by the Company and the Transfer Agent;

(v)	legal opinions from Morrison & Foerster LLP, counsel to the Company, and Hutchison & Steffen, PLLC, Nevada counsel to the Company, each in a form reasonably acceptable to each Purchaser;

(vi)	two Warrants registered in the name of each Purchaser to purchase up to an amount of shares of Common Stock as identified on the signature page hereto, with exercise prices equal to $0.04 and $0.067, respectively, subject to adjustment therein;

(vii)	the Security Agreement duly executed by the Company;

(viii)	a certificate of the Secretary of the Company (the “Secretary’s Certificate”) certifying as to (i) the truth and accuracy of the resolutions of the board of directors and the pricing committee of the board of directors relating to the Transaction Documents and the transactions contemplated hereby and thereby (copies of which shall be included with such certificate) and (ii) the current versions of the Company’s Articles of Incorporation and Bylaws;

(ix)	a certificate duly executed by an officer of the Company certifying as to the matters set forth in Section 2.3(b)(i) and (ii); and

(x)	the side letter attached hereto as Exhibit H, duly executed by the Company and Leviston Resources, LLC.

(b)	On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)	a counterpart of this Agreement duly executed by such Purchaser;

(ii)	the Registration Rights Agreement duly executed by such Purchaser;

(iii)	the disbursement of such Purchaser’s Subscription Amount by wire transfer to the account as specified in writing by the Company (see Annex A);

(iv)	the Security Agreement duly executed by such Purchaser;

(v)	the Subordination Agreement duly executed by such Purchaser; and

(vi)	the Confidential Accredited Investor Questionnaire attached hereto as Exhibit I, duly executed by such Purchaser.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder with respect to any Purchaser in connection with the Closing are subject to the following conditions being met:

(i)	the accuracy in all material respects on such Closing Date of the representations and warranties of such Purchaser contained herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be accurate in all material respects as of such earlier date;

(ii)	all obligations, covenants and agreements of such Purchaser required to be performed at or prior to such Closing Date shall have been performed; and

(iii)	the delivery by such Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The obligations of each Purchaser hereunder in connection with the Closing are subject to the following conditions being met, unless waived in the sole and absolute discretion of such Purchaser:

(i)	the accuracy in all respects on such Closing Date of the representations and warranties of the Company contained herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be accurate in all respects as of such earlier date;

(ii)	all obligations, covenants and agreements of the Company required to be performed at or prior to such Closing Date shall have been performed;

(iii)	the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)	the delivery by the Company of the Lock-Up Agreements; and

(v)	the aggregate Subscription Amount of all Purchasers hereunder shall be no less than $10,000,000.

(c) The obligations of each Purchaser hereunder to make any disbursement under a Note subsequent to the initial disbursement made on the Closing Date are subject to the following conditions being met, unless waived in the sole and absolute discretion of such Purchaser:

(i)	the accuracy in all respects on the date of such disbursement of the representations and warranties of the Company contained herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be accurate in all respects as of such earlier date;

(ii)	all obligations, covenants and agreements of the Company required to be performed at or prior to the date of such disbursement shall have been performed;

(iii)	there shall have been no Material Adverse Effect with respect to the Company;

(iv)	the delivery of legal opinions from Morrison & Foerster LLP, counsel to the Company, and Hutchison & Steffen, PLLC, Nevada counsel to the Company, each in a form reasonably acceptable to each Purchaser making a disbursement under a Note;

(v)	the delivery of the Secretary’s Certificate; and

(vi)	the delivery of a certificate duly executed by an officer of the Company certifying as to the following matters:

(a)       the accuracy in all respects on such disbursement date of the representations and warranties of the Company contained in this Agreement, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be accurate in all respects as of such earlier date; and

(b)       all obligations, covenants and agreements of the Company required to be performed at or prior to such disbursement date under this Agreement have been performed.

Notwithstanding the foregoing, the obligation of each Purchaser to fund any disbursement under a Note subsequent to the initial disbursement shall be in such Purchaser’s sole discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports, including information contained or incorporated by reference therein, which collectively shall be deemed a part hereof and shall qualify any representation or warranty made herein only to the extent of the disclosure contained in the corresponding section of the SEC Reports, the Company hereby makes the following representations and warranties to each Purchaser as of the Closing, except where otherwise indicated:

(a) Subsidiaries. The Company owns, directly or indirectly, the capital stock or other equity interests of each Subsidiary, free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company shall at any time in which a Note remains outstanding have no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) provided that neither of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock or (ii) a change in general economic conditions or affecting the industry in which the Company operates generally (as opposed to Company-specific changes), so long as such changes do not have a materially disproportionate effect on the Company and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by it of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.7, (ii) such consents, waivers, or authorizations as have been obtained before the initial Closing, other than consents from HealthTronics, Inc. or Celularity Inc. which have not been obtained, (iii) if required, the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing or quotation of the Conversion Shares or the Warrant Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The issuance of the Securities has been duly authorized by all necessary corporate action. The Notes and the Warrants, when issued and paid for in accordance with the applicable Transaction Documents, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. The Warrant Shares and the Conversion Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. Within five Business Days of the earlier of the completion of the Reverse Stock Split and the actions otherwise required pursuant to Section 4.12(b) of this Agreement, the Company will reserve the Required Minimum from its duly authorized capital stock a number of shares of Common Stock for issuance of the Warrant Shares and the Conversion Shares.

(g) Capitalization. The capitalization of the Company immediately prior to the Closing is, in all material respects, as set forth in the SEC Reports. No Person has (i) any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents except for such, if any, as will have been validly waived before the Closing and (ii) except pursuant to the operation of agreements filed as exhibits to the SEC Reports before the date of this Agreement and as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than the Required Approvals, no further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. Except for the Company’s Current Report on Form 8-K filed on August 6, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, Current Report on Form 8-K filed on September 7, 2021, Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and Current Report on Form 8-K filed on April 10, 2022, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under Section 13(a) or 15(d) of the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company is not, and has no reason to believe that it will not in the foreseeable future, be in compliance with all its reporting requirements under the Securities Act and Exchange Act.

(i) Material Changes. Since the date of the latest audited financial statements included in the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities or Common Stock Equivalents to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement and as may otherwise be disclosed herein or in any SEC Reports hereto, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(j) Litigation. There is no action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective assets or properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or the availability of the Company to perform its obligations under the Transaction Documents or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty that would be required to be disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company that would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. To the Company’s knowledge, the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary: (i) other than (A) the Factoring Agreement, dated as of June 17, 2021, by and between the Company and Goodman Capital Finance and (B) the Lease Agreement, dated as of March 24, 2022, by and between the Company and NFS Leasing, Inc. (“NFS”), is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) and such default or violation has not been cured, (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or adverse modification of any Material Permit.

(n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that, in each case, is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties in any material respect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect

(o) Patents and Trademarks. (i) The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary for the conduct of their respective businesses as currently described in the SEC Reports and which the failure to so have would not reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”); (ii) neither the Company nor any Subsidiary has received a notice (written or otherwise) that the conduct of the business as currently conducted as described in the SEC Reports violates or infringes upon the intellectual property rights of any Person; (iii) to the knowledge of the Company, all such Intellectual Property Rights are enforceable, except where the failure to be so enforceable or for such infringements as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality of all of their Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(p) Transactions with Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company

(q) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date, except where the failure to be in compliance would not result in a Material Adverse Effect. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(r) Certain Fees. No brokerage, due diligence, finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Registration Rights. Other than rights set forth in the (i) the Registration Rights Agreement, dated as of May 19, 2022, by and between the Company and GCF Resources LLC, (ii) the Registration Rights Agreement, dated as of May 19, 2022, by and between the Company and SIP Consulting LLC, (iii) the Registration Rights Agreement, dated as of December 21, 2021, by and between the Company and GCF Resources LLC, and (iv) the Registration Rights Agreement, dated as of December 21, 2021 by and between the Company and SIP Consulting LLC, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(u) Listing and Maintenance Requirements. Other than the electronic mail sent by OTC Markets Group, Inc. to the Company on September 7, 2021, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements.

(v) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or would become applicable to any Purchaser as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(w) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. The Company understands and confirms that each Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished in writing by or on behalf of the Company to any Purchaser regarding the Company, its business and the transactions contemplated hereby (in each case as modified or supplemented by other information so furnished), taken as a whole, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(x) No Integrated Offering. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this Offering to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(y) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all federal, state and foreign income and franchise tax returns required by any jurisdiction to which it is subject and has paid or accrued all taxes that are material in amount shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. There are no audits pending by any tax or other governmental authority relating to the payment of taxes by the Company or any subsidiary.

(z) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(aa) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(bb) No Disagreements with Accountants and Lawyers; Outstanding SEC Comments. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is or immediately after the Closing Date will be current with respect to any fees owed to its accountants which would affect the Company’s ability to perform any of its obligations under any of the Transaction Documents. There are no unresolved comments or inquiries received by the Company or its Affiliates from the Commission which remain unresolved as of the date hereof.

(cc) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(dd) Disqualification. No executive officer, member of the Board of Directors of the Company or shareholder of the Company beneficially owning more than 10% of the Company’s securities is currently subject to a Disqualifying Event. For purposes of this Agreement, “Disqualifying Event” means any conviction, order, judgment, decree, suspension, expulsion, event or other matter set out in Rule 506(d)(1)(i) through (viii) of Regulation D that is currently in effect or which occurred within the periods set out in Rule 506(d)(1)(i) through (viii).

(ee) Solvency. The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The SEC Reports set forth, as of the date hereof, all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 in the aggregate (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheets (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness, except where such default would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(ff) Acknowledgment Regarding Purchasers’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) no Purchaser has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) no Purchaser shall be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares and Warrant Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) would reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents. The Company acknowledges that anything to the contrary in the Transaction Documents notwithstanding, any Purchaser may sell long any Conversion Shares and Warrant Shares it anticipates receiving after conversion of any part of the Notes or exercise of the Warrants.

(gg) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(hh) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(ii) Stock Option Plans. Each stock option and similar security granted by the Company was granted (i) in accordance with the terms of an applicable stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under any stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(jj) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(kk) Indebtedness and Seniority. As of the date hereof, all Indebtedness and Liens of the Company and the principal terms thereof are set forth in the SEC Reports. Except as set forth in the SEC Reports and the Subordination Agreement, no Indebtedness or other equity of the Company is or will be pari passu or senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(ll) FDA. There is no pending, completed or, to the Company’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory Proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the U.S. Food and Drug Administration (the “FDA”) or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

(mm) Survival. The foregoing representations and warranties shall survive the Closing.

3.2 Representations and Warranties of the Purchaser. Each Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a present view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby and thereby on a timely basis.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts any Note or exercises any Warrants it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(e) Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(f) Experience of the Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(g) Access to Information. Each Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Offering and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(h) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(i) Certain Transactions and Confidentiality. Such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

(j) Ownership of Securities. Such Purchaser, together with its Affiliates and associates and any Person with which such Purchaser is acting jointly or in concert, will upon Closing beneficially own less than 10% of the issued and outstanding shares of Common Stock, and, solely for purposes of calculating such beneficial ownership for purposes of this Agreement, any such Person will be deemed to beneficially own any shares of Common Stock that such Person otherwise has the right to acquire within 60 days (including upon the occurrence of a contingency or the making of a payment) pursuant to any convertible security, agreement, arrangement, pledge or understanding, whether or not in writing.

(k) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(l) Brokers or Finders. Neither such Purchaser nor any of its affiliates (as defined in Rule 144) or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for such Purchaser or any of its affiliates or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby

(m) No Disqualification Events. Such Purchaser is not, and if such Purchaser is an entity, none of its directors, executive officers, general partners, managers, managing members or beneficial owners of 20% of such Purchaser’s outstanding voting equity securities, calculated on the basis of voting power, is, and on each date on which such Purchaser acquires any Conversion Shares, none of them will be, subject to a Disqualifying Event.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Underlying Shares. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares, the Warrant Shares issued pursuant to any such exercise shall be issued free of all legends. If at any time following the date hereof any required registration statement registering the sale or resale of the Warrant Shares is not effective or is not otherwise available for the sale or resale of the Warrant Shares, the Company shall immediately notify the holders of the Warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the Warrant Shares (it being understood and agreed that the foregoing shall not limit the ability of the Company to issue, or a Purchaser to sell, any of the Warrant Shares in compliance with applicable federal and state securities laws). The Company shall use best efforts to keep a registration statement registering the issuance or resale of the Warrant Shares effective during the term of the Warrants.

4.2 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or in connection with a pledge as contemplated in Section 4.2(b) or a transfer to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company at the Company’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement, including the representations and warranties made by each Purchaser herein, and shall have the rights of a Purchaser under this Agreement.

(b) Each Purchaser agrees to the imprinting by the Company, so long as is required by this Section 4.2, of a legend on any of the Securities in substantially the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that any Purchaser may from time to time grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees in writing with the Company to be bound by the provisions of this Agreement and, if required under the terms of such arrangement and subject to compliance with applicable federal and state securities laws, such Purchaser may transfer secured Securities to the secured parties. Absent special circumstances, such a transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the secured party shall be required in connection therewith. At such Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

(c) The Company agrees that certificates evidencing the Conversion Shares and the Warrant Shares (or, if Conversion Shares or Warrant Shares are issued in uncertificated form, comparable share notices) shall not contain any legend (including the legend set forth in Section 4.2(b) hereof) (“Unlegended Shares”): (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Conversion Shares or Warrant Shares pursuant to Rule 144, or (iii) if such Conversion Shares or Warrant Shares are eligible for sale under Rule 144 as to such Conversion Shares or Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), as reasonably determined by the Company. Upon a Purchaser’s request in connection with a proposed sale of Conversion Shares or Warrant Shares pursuant to Rule 144 and if the Company reasonably determines it is so required, upon receipt of customary documentation from such Purchaser’s broker (if the Conversion Shares or Warrant Shares are sold in brokers transactions), the Company shall, at its own cost and effort, retain legal counsel to provide an opinion letter to the Transfer Agent opining that the Conversion Shares or Warrant Shares may be resold without registration under the Securities Act, pursuant to Rule 144, promulgated thereunder, so long as the requirements of Rule 144 are met for any Conversion Shares or Warrant Shares to be resold thereunder. The Company shall arrange for any such opinion letter to be provided not later than three (3) Business Days after the date of delivery to and receipt by the Company of a written request by a Purchaser together with (if required in order to render the opinion) any broker’s representation letter of other customary documentation reasonably requested by the Company evidencing compliance with Rule 144 (the “Legend Removal Date”).

(d) Each Purchaser agrees that such Purchaser will sell any Securities only pursuant to either an exemption from registration or a registration statement under the Securities Act, including any applicable prospectus delivery requirements, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.2 is predicated upon the Company’s reliance upon this understanding.

(e) Legend Removal Default. In addition to each Purchaser’s other available remedies, provided the conditions for legend removal set forth in Section 4.2(c) exist, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Conversion Shares and/or Warrant Shares (based on the higher of the actual purchase price or VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.2(d), $10 per Trading Day for each Trading Day after the Legend Removal Date (increasing to $20 per Trading Day after the third Trading Day) until such certificate is delivered without a legend. Nothing herein shall limit a Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding the foregoing, a Purchaser shall not be entitled to the remedy prescribed pursuant to this Section 4.2(e) in the event that the Company has used its reasonable best efforts to cause the removal of a restrictive legend and has provided written affirmation of such efforts to such Purchaser, in a form reasonably satisfactory to such Purchaser.

(f) DWAC. In lieu of delivering physical certificates representing the Unlegended Shares, upon request of a Purchaser, so long as the certificates therefor do not bear a legend and such Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause the Transfer Agent to electronically transmit the Unlegended Shares by crediting the account of such Purchaser’s prime broker with the Depository Trust Company through its Deposit Withdrawal At Custodian system, provided that the Company’s Common Stock is DTC eligible and the Transfer Agent participates in the Deposit Withdrawal at Custodian system. Such delivery must be made on or before the Legend Removal Date.

(g) Injunction. In the event a Purchaser shall request delivery of Unlegended Shares as described in this Section 4.2 and the Company is required to deliver such Unlegended Shares, the Company may not refuse to deliver Unlegended Shares based on any claim that a Purchaser or anyone associated or affiliated with such Purchaser has not complied with such Purchaser’s obligations under the Transaction Documents, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Purchaser in the amount of the greater of (i) 120% of the amount of the aggregate purchase price of the Conversion Shares or Warrant Shares to be subject to the injunction or temporary restraining order, or (ii) the VWAP of the Common Stock on the Trading Day before the issue date of the injunction multiplied by the number of Unlegended Shares to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Purchaser to the extent such Purchaser obtains judgment in such Purchaser’s favor. Notwithstanding the foregoing, this Section 4.2(g) shall not apply in the event that the Company has used its reasonable best efforts to cause the removal of a restrictive legend and has provided written affirmation of such efforts to a Purchaser, in a form reasonably satisfactory to such Purchaser.

(h) Buy-In. In addition to any other rights available to each Purchaser, if the Company fails to deliver to a Purchaser Unlegended Shares as required pursuant to this Agreement and after the Legend Removal Date a Purchaser, or a broker on such Purchaser’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock which such Purchaser was entitled to receive in unlegended form from the Company (a “Buy-In”), then the Company shall promptly pay in cash to such Purchaser (in addition to any remedies available to or elected by such Purchaser) the amount, if any, by which (A) such Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of Conversion Shares or Warrant Shares delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay such Purchaser $1,000, plus interest, if any. A Purchaser shall provide the Company written notice indicating the amounts payable to such Purchaser in respect of the Buy-In. Notwithstanding the foregoing, this Section 4.2(h) shall not apply in the event that the Company has used its reasonable best efforts to cause the removal of a restrictive legend and has provided written affirmation of such efforts to a Purchaser, in a form reasonably satisfactory to such Purchaser.

(i) Plan of Distribution. Each Purchaser agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.2 is predicated upon the Company’s reliance upon this understanding.

4.3 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Conversion Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.4 Furnishing of Information.

(a) Until the earlier to occur of the time that (i) all Purchasers own no Securities, or (ii) the Warrants have expired, the Company covenants that it will maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to use all commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as a Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will use all commercially reasonable efforts to take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(b) At any time commencing on the Closing Date and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to each Purchaser’s other available remedies, the Company shall, as partial liquidated damages and not as a penalty, increase the aggregate principal amount of each Note by 30% of the then aggregate principal amount of such Note and accrued interest thereon on the day of a Public Information Failure.

4.5 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction or to effectuate such other transaction unless shareholder approval is obtained before the earlier of the closing of such subsequent transaction or effectuation of such other transaction.

4.6 Conversion and Exercise Procedures. Each of the form of Notice of Conversion included in the Notes and the form of Notice of Exercise included in the Warrants sets forth the totality of the procedures required of a Purchaser in order to convert a Note or exercise the Warrants. No additional legal opinion, other information or instructions shall be required of a Purchaser to convert its Note or exercise its Warrants. The Company shall honor conversions of the Note and exercises of the Warrants and shall deliver Conversion Shares and Warrant Shares, respectively, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.7 Securities Laws Disclosure; Publicity. The Company shall, by 9:00 a.m. (New York City time) on the Trading Day within three (3) days following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto. The Company and the Purchasers shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchasers shall issue any such press release nor otherwise make any such public statement (other than in the Company’s SEC Reports after the initial Closing Date or exhibits filed therewith) without the prior consent of the Company, with respect to any press release of a Purchaser, or without the prior consent of the Purchasers, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, other than in connection with the Company’s SEC Reports or disclosures to any regulatory agency or Trading Market that the Company determines are necessary or appropriate, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser, in any press release or similar public statement, without the prior written consent of such Purchaser.

4.8 No Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect, or that any Purchaser would be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or any other agreement between the Company and a Purchaser.

4.9 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that after the Closing Date neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchasers shall be relying on the foregoing covenant in effecting transactions in securities of the Company. Each Purchaser acknowledges that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and each Purchaser agrees not to engage in any unlawful trading in securities of the Company or unlawful misuse or misappropriation of any such information. Each Purchaser agrees to maintain the confidentiality of and not disclose or use (except for purposes relating to the transactions contemplated by this Agreement) any confidential, proprietary or non-public information disclosed by the Company to such Purchaser, unless such information becomes publicly known through no breach of this Agreement by such Purchaser.

4.10 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes, repayment of Indebtedness, business development, and general and administrative expenses.

4.11 Indemnification of Purchasers. Subject to the provisions of this Section 4.11, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls a Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person and their respective successors and permitted assigns (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable and documented out-of-pocket costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable and documented out-of-pocket attorneys’ fees of a single counsel for the Purchaser Parties, taken as a whole, and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by such Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, bad faith, willful misconduct or malfeasance). If any action shall be brought against a Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable and documented out-of-pocket fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents, as determined by a final judgment of a court of competent jurisdiction from which no appeal may be taken.

4.12 Reservation and Listing of Securities.

(a) Within five Business Days of the earlier of the completion of the Reverse Stock Split and the actions otherwise required pursuant to Section 4.12(b) of this Agreement, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents. Upon request by a Purchaser, the Company shall deliver, or cause the Transfer Agent to deliver, to such Purchaser a statement of the number of shares of Common Stock that are currently reserved for issuance pursuant to the Transaction Documents.

(b) If, on any date following of the earlier of (i) the effective date of the Reverse Stock Split and (ii) January 1, 2023, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th calendar day after such date.

(c) The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing and (iv) maintain the listing of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.13 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.14 Corporate Existence. So long as any Note remains outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of each Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to ensure that the provisions of this Section 4.14 will thereafter be applicable to the Notes. For the avoidance of doubt, the proposed redomicile of the Company to Delaware shall not be deemed to constitute an Organizational Change.

4.15 Transfer Agent. The Company covenants and agrees that it will at all times while any Note or Warrant remains outstanding maintain a duly qualified independent transfer agent.

4.16 No Short Selling. Each Purchaser has and shall not, directly or indirectly, itself, through related parties, affiliates or otherwise, (i) sell “short” or “short against the box” (as those terms are generally understood) any equity security of the Company or (ii) otherwise engage in any transaction that involves hedging of such Purchaser’s position in any equity security of the Company, until the later of (i) the date the Note owned by such Purchaser is no longer owned by such Purchaser, or (ii) the Maturity Date (as such term is defined in the Notes) and the date of a conversion under the Notes.

4.17 Shareholder Approval. If it is required in order to permit the conversion of the Notes or the exercise of the Warrants (or any other securities that may be issued under or in connection with the Transaction Documents or the transactions contemplated hereby and thereby) issued pursuant to this Agreement into shares of Common Stock in accordance with applicable listing rules or any shareholder approval requirement of the Company’s principal Trading Market (the “Shareholder Approval”), the Company shall (i) hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) as soon as reasonably practicable for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal and (ii) file a definitive proxy statement (the “Proxy Statement”) in connection with the foregoing as soon as reasonably practicable; provided however, that the obligations of the Company under clauses (i) and (ii) are subject to the Commission’s review of the Proxy Statement and the Company shall not be deemed to be in violation of this Section 4.17 if it responds to the Commission’s comments on the Proxy Statement, if any, in a timely manner. If the Company does not obtain Shareholder Approval at the first special meeting, the Company shall call a meeting every three months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Notes and the Warrants are no longer outstanding.

4.18 Registration Rights Agreement. The Company shall file a registration statement with the Commission (the “Registration Statement”) covering the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement and maintain the effectiveness of such registration statement from the effective date of the registration statement until all Registrable Securities have been sold in accordance with the Registration Rights Agreement.

4.19 DTC Program. At all times that any Note or Warrant is outstanding, the Company shall employ as the transfer agent for its Common Stock, Conversion Shares and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program and cause the Common Stock, Conversion Shares and Warrant Shares to be transferable pursuant to such program.

4.20 Restriction on Future Issuances. The Company will not, from the date of this Agreement through the date that is ninety (90) days after the effective date of the Registration Statement (the “Lock-Up Period”), (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant (other than up to an aggregate of 10,000,000 shares of Common Stock to NFS in connection with any future lease between NFS and the Company) to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any Common Stock Equivalents or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or Common Stock Equivalents, in cash or otherwise, except for (x) grants of options, shares of Common Stock and other awards to purchase or receive shares of Common Stock under the Company’s equity incentive plans that are in effect as of or prior to the date hereof or (y) issuances of shares of Common Stock upon the exercise or conversion of Common Stock Equivalents outstanding as of the date of this Agreement in accordance with the terms of such Common Stock Equivalents in effect on the date hereof or upon the exercise of options or other awards granted under the Company’s equity incentive plans. The Company agrees not to accelerate the vesting of any option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period. The Company has caused to be delivered prior to the date of this Agreement a letter, in the form of Exhibit G hereto (the “Lock-Up Agreement”), from each of the Company’s directors and officers and holders of 5% or more of the outstanding shares of Common Stock. The Company will enforce the terms of each Lock-Up Agreement and issue stop-transfer instructions to the Transfer Agent for the Common Stock with respect to any transaction or contemplated transaction that would constitute a breach of or default under the applicable Lock-Up Agreement.

4.21 Indebtedness. For so long as any Note is outstanding, the Company will not incur any Indebtedness other than Permitted Indebtedness (as such term is defined in the Notes), without the consent of the holders of at least a majority of the aggregate amount of Securities issued hereunder.

4.22 Most Favored Nation Provision. From the date hereof and for so long as a Purchaser holds any Securities, in the event that the Company issues or sells any Common Stock or Common Stock Equivalents, if a Purchaser then holding outstanding Securities reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to such investors than are the terms and conditions granted to the Purchasers hereunder, upon notice to the Company by such Purchaser within five (5) Trading Days after disclosure of such issuance or sale, the Company shall amend the terms of the Transaction Documents as to such Purchaser only so as to give such Purchaser the benefit of such more favorable terms or conditions. This Section 4.22 shall not apply with respect to an Exempt Issuance or the price of any such Common Stock or Common Stock Equivalents. The Company shall provide the Purchasers with notice of any such issuance or sale not later than ten (10) Trading Days before such issuance or sale.

ARTICLE V

MISCELLANEOUS

5.1 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party hereto shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: SANUWAVE Health, Inc., 11495 Valley View Road, Eden Prairie, MN 55344, Attn: Kevin Richardson, email: kevin.richardson@sanuwave.com, and (ii) if to a Purchaser, to the address and fax number indicated on the applicable signature page hereto.

5.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the holders of at least a majority of the aggregate amount of Securities issued hereunder or, in the case of a waiver, by the party hereto against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). A Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transfer complies with all applicable federal and state securities laws and that such transferee is not a competitor of the Company and that such transferee agrees in writing with the Company to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchasers.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.11.

5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence a Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.11, the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable and documented out-of-pocket attorneys’ fees and other reasonable and documented out-of-pocket costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

5.9 Survival. The representations and warranties shall survive the Closing and the delivery of the Securities until, with respect to each Purchaser, the Note held by such Purchaser has been paid in full or converted into Conversion Shares, and no Warrants are held by such Purchaser, at which time they shall expire such respect to such Purchaser and shall no longer be of any force or effect.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that the parties hereto need not sign the same counterpart. In the event that any signature is delivered by e-signature (including DocuSign), facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party hereto executing (or on whose behalf such signature is executed) with the same force and effect as if such e-signature, facsimile or “.pdf” signature page were an original thereof.

5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.12 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties hereto agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14 Payment Set Aside. To the extent that the Company makes a payment or payments to a Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.15 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to a Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.16 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.17 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.18 Construction. The parties hereto hereby agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.19 WAIVER OF JURY TRIAL. IN ANY PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES HERETO EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SANUWAVE HEALTH, INC.

By:	/s/ Kevin A. Richardson II

Name: Kevin A. Richardson II

Title: CEO

Address for Notice: 11495 Valley View Road Eden Prairie, MN 55344

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

PURCHASER SIGNATURE PAGES TO SANUWAVE HEALTH, INC. SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: [____________]

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: Up to $[●]

Principal Amount of Note: Up to $[●]

Warrant Shares: [●]

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereto, the purchasers shall purchase up to $[●] of Securities from SANUWAVE Health, Inc., a corporation organized under the laws of Nevada (the “Company”). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date:   November [●], 2022

I. PURCHASE PRICE

Gross Proceeds to be Received of First Disbursement	$[●]

II. DISBURSEMENTS

Legal and Due Diligence Fee

Total Amount Disbursed:

WIRE INSTRUCTIONS:

Please see attached.

Acknowledged and agreed to

this [●] day of November 2022

SANUWAVE HEALTH, INC.

By: _________________________

Name:

Title:

EXHIBIT A

Form of Future Advance Convertible Promissory Note

[See attached]

EXHIBIT B

Form of Registration Rights Agreement

[See attached]

EXHIBIT C

Form of Warrants

[See attached]

EXHIBIT D

Form of Security Agreement

[See attached]

EXHIBIT E

Form of Subordination Agreement

[See attached]

EXHIBIT F

Transfer Agent Instructions

[See attached]

EXHIBIT G

Form of Lock-Up Agreement

[See attached]

EXHIBIT H

Side Letter

[See attached]

EXHIBIT I

Confidential Accredited Investor Questionnaire

[See attached]